Exhibit 10.1

ImmunoGen, Inc.

Named Executive Officer	2006 Base Salary ($)	2006 Target Bonus (% of Base Salary)	2005 Bonus($)	2005 Stock Option Award (1)

Mitchel Sayare, Ph.D. Chairman of the Board, Chief Executive Officer and President	420,570	40%	145,000	75,000

Walter A. Blättler, Ph.D. Director and Executive Vice President, Science and Technology	304,290	35%	95,000	65,000

John M. Lambert, Ph.D. Senior Vice President, Pharmaceutical Development	255,450	30%	65,688	35,000

Pauline Jen Ryan Senior Vice President, Corporate Development and Operations	231,570	30%	59,546	35,000

(1)   2005 stock awards vest in three equal installments on each of the first three anniversaries of the date of the grant.